Exhibit 99.1

FLEETWOOD REPORTS PRELIMINARY
REVENUES FOR FISCAL 2009 FIRST QUARTER

Riverside, Calif., July 31, 2008— Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary sales for the fiscal 2009 first quarter of approximately $287 million, a 41 percent drop from $488 million last year. Sales for the RV Group fell 52 percent, while Housing Group revenues were off 15 percent in the quarter, which ended July 27, 2008.

“As we have previously reported, we continue to see market challenges in all of our business units, particularly in motor homes,” said Elden L. Smith, president and chief executive officer. “We have been responding aggressively to these challenges by taking down production to more closely match demand, selling non-core businesses and idle real estate assets, and introducing new product offerings to address changes in consumer preferences and economic conditions. As the first quarter progressed, however, we saw an acceleration of the negative trends caused by volatile fuel prices, the housing crisis, a tighter lending environment, and declining consumer confidence. As a result, RV dealers responded by making significant adjustments to reduce their inventories. As a leader in the industry, we expect to be well positioned when the market stabilizes, although we believe we must be prepared for the likelihood that this will not occur until the spring of 2009 or later. We have strong liquidity at the present time as a result of recent asset sales, an equity offering, and availability under our revolving credit facility. However, as we now anticipate negative cash flow from operations over the balance of fiscal 2009, we believe it is prudent that we aggressively manage liquidity. The holders of our $100 million 5% convertible senior subordinated debentures have the right to require Fleetwood to repurchase them at par on December 15, 2008. We have the right to satisfy the obligation with common stock, with cash, or through some combination of the two, and we may also explore alternative instruments with the holders of the debentures.”

In the future, Fleetwood intends to accelerate the release of its quarterly results from the release date that previously coincided with the filing of our quarterly SEC reports. As a result, we will discontinue the release of preliminary sales information. The release and conference call for the first quarter are scheduled for Thursday, August 28, 2008, whereas last year the results were released after Labor Day. The 10-Q is expected to be filed on September 4, 2008.

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PRELIMINARY REVENUES
(Dollars in Millions)

	13 Weeks Ended
	July 27, 2008	July 29, 2007	% Change
Motor homes	$119	$274	(57)%
Travel trailers	40	64	(38)
Supply	6	6	--

RV Group	165	344	(52)

Manufactured housing	98	136	(28)
Modular housing	24	8	200
Lumber	--	--	--

Housing Group	122	144	(15)

Total revenues	$287	$488	(41)%

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including, but not limited to, preserving liquidity, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and the recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies and to meet the repayment terms of our outstanding convertible debt instruments, including the 5% convertible senior subordinated debentures; potential dilution associated with equity financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions, including actions resulting from products we receive from our suppliers; and the highly competitive nature of our industries.

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